Exhibit 10.8

[Inter-Regional Financial Group, Inc. Logo]           Irving Weiser
                                                      Chairman, President
                                                      and Chief Executive
                                                      Officer
                          May 28, 1996

William A. Johnstone, Esq.
[address deleted]

Dear Bill:

          I am very pleased to present to you this offer of employment with Rauscher Pierce Refsnes, Inc. (RPR). This letter outlines the terms and conditions of your employment with RPR, most of which we have previously discussed. Upon acceptance of this letter, we are anticipating that you will commence your employment on or about June 24, 1996.

          We offer you the position of President and Chief Executive Officer reporting directly to me. I will remain in the non-executive position of Chairman of RPR. You will serve in the capacity of President and CEO of RPR and will be an "executive officer" for purposes of all SEC reporting. In this position, you will be required to successfully complete all licensing requirements. You will be a member of the IFG Board of Directors and the IFG Executive Committee. Also, you will be the chairman of the RPR Executive Committee, as well as a member of the Senior Executive Group, which is comprised of all Executive Committee members of IFG, Dain Bosworth, and Rauscher Pierce Refsnes.

          In your role as President and CEO of RPR, you will be responsible for developing and executing a business strategy for RPR. All RPR business lines will report to you; Private Client Services, managed by Dan Wilhite; Capital Markets Group, managed by Rob Brown; and the Fixed Income Group, co-managed by Bob Vanosky and Les Lynch. In addition, you will have dual reporting relationships with certain RPR managers who are in shared services departments (Sally Pietsch, controller, and Brad Kimball, human resources). You will obviously be free to make such organizational changes as you see fit after consultation with me. You will not be responsible for the management of RPR Correspondent Services as that role has been transferred from RPR to IFG in 1996. The financial statements of RPR will include the results of RPR Correspondent Services until December 31, 1996, after which they will be reported separately and directly to IFG.

          Your base salary will be $175,000 on an annualized basis ($14,583 on a monthly basis). For the calendar year 1996, we will guarantee you annualized total cash compensation (base and bonus) of $600,000, prorated for your period of employment. For the calendar year 1997, we will guarantee you minimum total cash compensation of $600,000. For the calendar year 1998, we will guarantee you a minimum total cash compensation of $500,000. All bonuses are paid annually in February. These guarantees assume that you are currently employed by the organization at the time bonus payments are made, and that you have performed in a satisfactory and ethical manner.

          Subject to the foregoing guarantees, your bonus will be driven primarily by financial performance as measured by return on equity and other appropriate financial and non-financial measurements from time to time identified. Bonuses will be based on a combination of IFG's and RPR's financial performance and the achievement of your non-financial objectives. The range of the annual bonus will be determined primarily by reference to industry standards of total cash compensation for positions of comparable responsibility and authority for comparably sized companies (measured by revenues and earnings). Based on current standards as applied to your position, the anticipated range of your total cash compensation is approximately $400,000 to $800,000. This range is subject to annual adjustment based on industry standards and other relevant factors.

          As an executive of RPR, you will be eligible to participate in IFG's Long-Term Incentive Program. The program consists of two plans: the IFG Executive Stock Option Plan; and the IFG Executive Deferred Compensation Plan.

          Stock options under the IFG Executive Stock Option Plan are generally granted annually in February. Upon your employment date, you will receive 25,000 options, which will be granted at an exercise price equal to the market value on the day on which they are granted (closing price). These are ten-year options with a graduated vesting schedule: 0 percent at the end of the first year; 20 percent at the end of the second year; 50 percent at the end of the third year; and 100 percent vested at the end of the fourth year. Your initial grant will be in lieu of a February 1997 grant; consequently, your next stock option grant will be in February 1998, in accordance with the stock option plan formulas.

          Beginning in 1997, you will be eligible to participate in the IFG Executive Deferred Compensation Plan. Under this plan, you may elect in the year before the bonus salary is earned, to defer up to 30 percent of your year-end bonus. The deferred amount is matched at 50 percent if used to buy IFG stock. Deferrals may also be invested in a bond fund, but there is no match made in that case. It is your discretion as to how much of your bonus you choose to defer. The match fully vests after four (4) years (cliff vesting).

          In addition to participating in the Long-Term Incentive Program, you will be granted 25,000 shares of restricted stock upon your hire. You will vest in these shares over four years; 6,250 shares per year on each December 31, commencing
December 31, 1996, with 100 percent vesting at the end of the fourth year. This grant of restricted shares will be in accordance with the terms described in the Restricted Stock Agreement to be executed by you and the company.

          As an executive of IFG/RPR, you will also be eligible to receive the following executive perquisites: a downtown club membership, a car allowance, tax preparation service, paid parking, and charitable contribution match; all in accordance with IFG policy in effect at the time. I understand you wish to keep your current automobile; IFG will reimburse you for gasoline and pay to you an amount, each month, as reimbursement for your auto expense, equal to what it would cost IFG to cover your lease and insurance if you were in the IFG automobile program.

          You have indicated your desire to maintain your law license and, until December 31, 1999, RPR will reimburse you for the costs of maintaining your license, including attendance at approved courses to complete continuing education requirements.

          To facilitate your move to Texas, RPR will pay your moving expenses. This will include all reasonable expenses incurred to move your personal and household belongings; house hunting trips; the selling and closing costs on your residence in Minnesota; the closing costs on your residence in Texas. Should you buy a home in Texas before your home in Minnesota is sold, RPR or IFG will extend an interest-free loan for up to one year from your date of hire for purposes of making a down payment. Alternatively, if you do not buy a home right away, RPR will pay your temporary living expenses for up to one year in an appropriate amount for a comparable executive of your stature within the community. Additionally, RPR would pay for reasonable maintenance costs on your Minnesota residence for a period not to exceed one year. Lastly, RPR will compensate you for any tax expenses you incur as a result of your move to Texas.

          You will be eligible for a broad range of IFG benefit plans including: medical/dental; vision; life insurance; supplemental life insurance; long-term disability; and health/dependent care spending accounts. In addition, on January 1, 1997, you will be eligible to participate in the IFG Profit Sharing and Stock Bonus Plans. Specific information regarding these benefits will be mailed under separate cover.

          Finally, the U.S. Immigration and Reform Act requires you to provide us with proof of U.S. citizenship. Please plan to bring proof of citizenship with you to your new employee orien-tation session, which will be scheduled for you upon your arrival.

          Bill, the IFG Board of Directors and I are all delighted at the prospect of your joining our organization. We believe you will provide the leadership we need for RPR and that you will be an invaluable member of the IFG executive team. If the terms of employment as outlined in this letter are acceptable to you, please indicate your acceptance by signing below and returning one copy of this letter to me.

          Please don't hesitate to call me if you have any questions or concerns.

                                             Sincerely,

                                             Irving Weiser
                                             --------------------
                                             Irving Weiser

Signature of Acceptance:

William A. Johnstone
-------------------------
William A. Johnstone

June 3, 1996
-------------------------
Date

[Interra Logo]                                            Irving Weiser
                                                          Chairman, President
                                                          and Chief Executive
                                                          Officer

                         October 9, 1997


Mr. William A. Johnstone
[address deleted]

Dear Bill:

    This letter sets forth the new terms of your employment as we have discussed. Upon acceptance by you this letter will amend and supersede the terms set forth in my offer letter to you dated
May 28, 1996.

Title and Position

    Your new title will be Vice Chairman and President, Equity Capital Markets Division of the new consolidated brokerage firm. You will remain a member of the Board of Directors of the parent company. In addition you will remain a member of the parent company's executive management committee and an "executive officer" for purposes of SEC reporting.

Compensation

    Your annualized base salary will be $200,000 effective January 1, 1998. Your annual bonus will continue to be determined based on the company's financial performance (as measured by return on equity and other appropriate financial measurements determined from time to time) and by your achievement of non-financial objectives identified from time to time. The range of your annual bonus will be determined by reference to industry standards for total cash compensation of individuals having comparable authority and responsibility within comparably-sized brokerage firms (measured by revenues and earnings). Assuming you remain employed at the time bonus payments are made and have performed in a satisfactory and ethical manner, the range for your 1998 total cash compensation will be from $750,000 at a 12% ROE to $1,200,000 at a 24% ROE.

Options and Restricted Stock

    Except as otherwise provided below, the terms of your options and restricted stock grants will remain unchanged.

Termination of Employment

    You will continue to be an at-will employee of the company. However, if your employment is terminated by you or the company on or prior to December 31, 1998 for any reason other than your gross and willful misconduct (including, but not limited to, wrongful appropriation of funds or the commission of a gross misdemeanor or felony), your unvested stock options and restricted stock will be "bought out" by the company at a per-share price equal to the fair market value thereof on your termination date less, in the case of options, the exercise price thereof. Such buy out will be contingent upon your execution of a General Release and Separation Agreement substantially similar to the attached form and the expiration, without exercise, of the rescission period specified therein. In the event your employment so terminates, and subject to your execution of such General Release and Separation Agreement and the expiration, without exercise, of the rescission period specified therein, you will also be paid a pro rata portion of the bonus you would otherwise have received had you been employed for the full year. All such payments shall be reduced by the amount of all applicable deductions.

Relocation and Travel Arrangements

    You will relocate your primary residence to the Minneapolis, Minnesota area by April 30, 1998. The company will pay your reasonable moving expenses according to applicable corporate policies. Through December 31, 1998 or such later date as I may subsequently approve, the company agrees to maintain an apartment in Dallas for use by you and your spouse, as well as other executives. You will retain your club membership in Dallas and will be provided with a club membership at The Minneapolis Club.

Change in Control

    In the event of a "change in control" (as defined in your outstanding option agreement), prior to December 31, 1998, you will be entitled to receive the greater of either the applicable guaranteed minimum total cash compensation amount set forth in my letter to you dated May 28, 1996 as modified by this letter ($600,000 for 1997 or $750,000 for 1998) or a package of compensation comparable to that being offered other senior executive officers.

    If the terms of this letter are acceptable to you, please sign one copy in the space indicated below and return it to me.
Please don't hesitate to call me if you have any questions.

                                             Sincerely,

                                             Irving Weiser
                                             --------------------
                                             Irving Weiser

Accepted:

William A. Johnstone
---------------------------
William A. Johnstone

October 16, 1997
---------------------------
Date